Exhibit

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously the independent accountants for Infinite Group, Inc., and on March 2, 2001 (except for the Note 11 as to which the date is April 16, 2001) we reported on the consolidated financial statements of Infinite Group, Inc. and subsidiaries as of and for the year ended December 31, 2000. On August 2, 2001, we resigned as independent accountants of Infinite Group, Inc. We have read Infinite Group, Inc. statements included under Item 4 of its Form 8K and we agree with such statements.


                                        /s/  McGladrey & Pullen, LLP

Minneapolis, MN
August 6, 2001


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